EXHIBIT 99.2

September 5, 2007

Jeffrey Gow, Managing Director Crescent Capital VI, L.L.C. 11624 SE Fifth Street, Suite 200 Bellevue, WA 98005

Dear Mr. Gow,

The Board of Directors met today with management and its outside advisors to consider your letter dated July 27, 2007. We had an extensive discussion of your offer and spent considerable time and effort to understand and evaluate your $15.00 per share expression of interest. In addition, we closely analyzed the shareholder value proposition of continued execution of our strategic plan. It was unanimously agreed upon that pursuing your proposal was not in the long-term best interests of our shareholders. Amongst numerous other concerns, the Board views your $15.00 per share offer as significantly inadequate from a financial point of view.

The Board further concluded that it would not be in the best interests of the Company and our shareholders to pursue a sale transaction at this time. The Board believes that continuing the Company’s strategic plan and remaining independent hold the best opportunity for increased shareholder value going forward. The Board and management remain committed to building and delivering value for shareholders and other stakeholders, and believe that our strategy and recent accomplishments demonstrate both this commitment and our continued success.

Very truly yours,

Phill Rowley Chairman of the Board

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